SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 4)

                         NANTUCKET INDUSTRIES, INC.
                              (Name of Issuer)

                   Common Stock, $.10 par value per share
                       (Title of Class of Securities)

                                630183 10 1
                   (CUSIP Number of Class of Securities)

                            Glenn Weinman, Esq.
                               Guess ?, Inc.
                         1444 South Alameda Street
                       Los Angeles, California 90021
                               (213) 765-3100
          (Name, Address and Telephone Number of Person Authorized
                   to Receive Notices and Communications)

                              with a copy to:

                           Jeffrey H. Cohen, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                     300 South Grand Avenue, Suite 3400
                     Los Angeles, California 90071-3144
                               (213) 687-5000

                             December 19, 1997
                       (Date of Event which Requires
                         Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Statement because of Rule 13d-1(b)(3) or (4), check the
following:                                                           ___
                                                                    /  /

Check the following box if a fee is being paid with this
Statement:                                                           ___
                                                                    /  /


CUSIP No. 630183 10 1           13D
-------------------------------------------------------------------------

(1)     NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        GUESS ?, Inc.
-------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                     ---
                                                                 (a)/X /
                                                                     ---
                                                                 (b)/  /
--------------------------------------------------------------------------

(3)     SEC USE ONLY

--------------------------------------------------------------------------

(4)     SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------

(5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                 ___
                                                      /  /
---------------------------------------------------------------------------

(6)     CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE

----------------------------------------------------------------------------

                                                   : (7)  SOLE VOTING POWER
                                                   :
                                                   :      422,835
                                                   :------------------------
                                                   :
 NUMBER OF SHARES BENEFICIALLY                     : (8)  SHARED VOTING
 OWNED BY EACH REPORTING                           :      -0-
 PERSON WITH                                       :------------------------
                                                   :
                                                   : (9)  SOLE DISPOSITIVE
                                                   :      422,835
                                                   :------------------------
                                                   :
                                                   :(10)  SHARED DISPOSITIVE
                                                   :      -0-
---------------------------------------------------------------------------

(11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        422,835
----------------------------------------------------------------------------

(12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11               ___
        EXCLUDES CERTAIN SHARES*                                  /X /
                                                                  ---

----------------------------------------------------------------------------

(13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        13.1%
----------------------------------------------------------------------------

(14)    TYPE OF REPORTING PERSON*
        CO
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 630183 10 1           13D
---------------------------------------------------------------------------

(1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        Maurice Marciano

---------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                     ---
                                                                 (a)/X /
                                                                     ---
                                                                 (b)/  /
---------------------------------------------------------------------------

(3)     SEC USE ONLY

---------------------------------------------------------------------------

(4)     SOURCE OF FUNDS*

        Not Applicable
---------------------------------------------------------------------------

(5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                 ___
                                                      /  /
---------------------------------------------------------------------------

(6)     CITIZENSHIP OR PLACE OF ORGANIZATION
        FRANCE

---------------------------------------------------------------------------

                                         : (7)  SOLE VOTING POWER
                                         :
                                         :      - 0 -
                                         :---------------------------------
                                         :
 NUMBER OF SHARES BENEFICIALLY           : (8)  SHARED VOTING
 OWNED BY EACH REPORTING                 :      422,835
 PERSON WITH                             :---------------------------------
                                         :
                                         : (9)  SOLE DISPOSITIVE
                                         :      - 0 -
                                         :---------------------------------
                                         :
                                         :(10)  SHARED DISPOSITIVE
                                         :      422,835
---------------------------------------------------------------------------

(11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        422,835
---------------------------------------------------------------------------

(12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11               ___
        EXCLUDES CERTAIN SHARES*                                  /X /
                                                                  ---

----------------------------------------------------------------------------

(13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        13.1%
----------------------------------------------------------------------------

(14)    TYPE OF REPORTING PERSON*
        IN
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 630183 10 1           13D
---------------------------------------------------------------------------



(1)     NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        Maurice Marciano Trust (1995 Restatement), formerly known as the Maurice Marciano Trust Under Trust Dated 2/24/86

---------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                  ---
                                                              (a)/ X /
                                                                 ---
                                                             (b)/   /
---------------------------------------------------------------------------

(3)     SEC USE ONLY

---------------------------------------------------------------------------

(4)     SOURCE OF FUNDS*

        OO
---------------------------------------------------------------------------

(5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                        ___
                                                             /  /
---------------------------------------------------------------------------

(6)     CITIZENSHIP OR PLACE OF ORGANIZATION
        CALIFORNIA
---------------------------------------------------------------------------

                                      : (7)  SOLE VOTING POWER
                                      :
                                      :      - 0 -
                                      :------------------------------------
                                      :
 NUMBER OF SHARES BENEFICIALLY        : (8)  SHARED VOTING
 OWNED BY EACH REPORTING              :      422,835
 PERSON WITH                          :------------------------------------
                                      :
                                      : (9)  SOLE DISPOSITIVE
                                      :      - 0 -
                                      :------------------------------------
                                      :
                                      :(10)  SHARED DISPOSITIVE
                                      :      422,835
---------------------------------------------------------------------------

(11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        422,835
---------------------------------------------------------------------------

(12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11               ____
        EXCLUDES CERTAIN SHARES*                                 / X /
                                                                 ----

---------------------------------------------------------------------------

(13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        13.1%
---------------------------------------------------------------------------

(14)    TYPE OF REPORTING PERSON*
        OO
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 630183 10 1           13D
---------------------------------------------------------------------------

1)      NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        The Paul Marciano Trust Under Trust Dated 2/20/86

---------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 ---
                                                             (a)/X /
                                                               ---
                                                           (b)/  /
---------------------------------------------------------------------------

(3)     SEC USE ONLY

---------------------------------------------------------------------------

(4)     SOURCE OF FUNDS*

        Not Applicable

---------------------------------------------------------------------------

(5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                 ___
                                                      /  /
---------------------------------------------------------------------------

(6)     CITIZENSHIP OR PLACE OF ORGANIZATION
        CALIFORNIA
---------------------------------------------------------------------------

                                        : (7)  SOLE VOTING POWER
                                        :
                                        :       89,166
                                        :----------------------------------
                                        :
 NUMBER OF SHARES BENEFICIALLY          : (8)  SHARED VOTING
 OWNED BY EACH REPORTING                :      422,835
 PERSON WITH                            :----------------------------------
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :       89,166
                                        :----------------------------------
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :      422,835
---------------------------------------------------------------------------

(11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        512,001
---------------------------------------------------------------------------

(12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11            ___
        EXCLUDES CERTAIN SHARES*                              /X /
                                                              ---

---------------------------------------------------------------------------

(13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        15.8%
---------------------------------------------------------------------------

(14)    TYPE OF REPORTING PERSON*
        OO
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 630183 10 1           13D
---------------------------------------------------------------------------



(1)     NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        Paul Marciano

---------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                     ---
                                                                 (a)/X /
                                                                     ---
                                                                 (b)/  /
---------------------------------------------------------------------------

(3)     SEC USE ONLY

---------------------------------------------------------------------------

(4)     SOURCE OF FUNDS*

        Not Applicable
---------------------------------------------------------------------------

(5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                 ___
                                                      /  /
---------------------------------------------------------------------------

(6)     CITIZENSHIP OR PLACE OF ORGANIZATION
        FRANCE

---------------------------------------------------------------------------

                                       : (7)  SOLE VOTING POWER
                                       :
                                       :       89,166
                                       :-----------------------------------
                                       :
 NUMBER OF SHARES BENEFICIALLY         : (8)  SHARED VOTING
 OWNED BY EACH REPORTING               :      422,835
 PERSON WITH                           :-----------------------------------
                                       :
                                       : (9)  SOLE DISPOSITIVE
                                       :       89,166
                                       :-----------------------------------
                                       :
                                       :(10)  SHARED DISPOSITIVE
                                       :      422,835
---------------------------------------------------------------------------

(11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        512,001
---------------------------------------------------------------------------

(12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11            ___
        EXCLUDES CERTAIN SHARES*                              /X /
                                                              ---

---------------------------------------------------------------------------

(13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        15.8%
---------------------------------------------------------------------------

(14)    TYPE OF REPORTING PERSON*
        IN
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 630183 10 1           13D
---------------------------------------------------------------------------

(1)     NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        The Armand Marciano Trust Under Trust Dated 2/20/86

---------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                     ---
                                                                 (a)/X /
                                                                     ---
                                                                 (b)/  /
---------------------------------------------------------------------------

(3)     SEC USE ONLY

---------------------------------------------------------------------------

(4)     SOURCE OF FUNDS*

        Not Applicable
---------------------------------------------------------------------------

(5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                 ___
                                                       /  /
---------------------------------------------------------------------------

(6)     CITIZENSHIP OR PLACE OF ORGANIZATION
        CALIFORNIA
---------------------------------------------------------------------------

                                       : (7)  SOLE VOTING POWER
                                       :
                                       :      32,833
                                       :-----------------------------------
                                       :
 NUMBER OF SHARES BENEFICIALLY         : (8)  SHARED VOTING
 OWNED BY EACH REPORTING               :      422,835
 PERSON WITH                           :-----------------------------------
                                       :
                                       : (9)  SOLE DISPOSITIVE
                                       :       32,833
                                       :-----------------------------------
                                       :
                                       :(10)  SHARED DISPOSITIVE
                                       :      422,835
---------------------------------------------------------------------------

(11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        455,668
---------------------------------------------------------------------------

(12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11               ___
        EXCLUDES CERTAIN SHARES*                                 /X /
                                                                ---

---------------------------------------------------------------------------

(13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        14.1%
---------------------------------------------------------------------------

(14)    TYPE OF REPORTING PERSON*
        OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 630183 10 1           13D
---------------------------------------------------------------------------

(1)     NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        Armand Marciano

---------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                     ---
                                                                 (a)/X /
                                                                     ---
                                                                 (b)/  /
---------------------------------------------------------------------------

(3)     SEC USE ONLY

---------------------------------------------------------------------------

(4)     SOURCE OF FUNDS*

        Not Applicable

---------------------------------------------------------------------------

(5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                 ___
                                                      /  /
---------------------------------------------------------------------------

(6)     CITIZENSHIP OR PLACE OF ORGANIZATION
        FRANCE
---------------------------------------------------------------------------

                                          : (7)  SOLE VOTING POWER
                                          :
                                          :       32,833
                                          :--------------------------------
                                          :
 NUMBER OF SHARES BENEFICIALLY            : (8)  SHARED VOTING
 OWNED BY EACH REPORTING                  :      422,835
 PERSON WITH                              :--------------------------------
                                          :
                                          : (9)  SOLE DISPOSITIVE
                                          :       32,833
                                          :--------------------------------
                                          :
                                          :(10)  SHARED DISPOSITIVE
                                          :      422,835
---------------------------------------------------------------------------

(11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        455,668
---------------------------------------------------------------------------

(12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11          ____
        EXCLUDES CERTAIN SHARES*                             / X /
                                                            ----

---------------------------------------------------------------------------

(13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        14.1%
---------------------------------------------------------------------------

(14)    TYPE OF REPORTING PERSON*
        IN
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



               This Amendment No. 4 (the "Amendment No. 4") amends and supplements the statement on Schedule 13D (the "Schedule 13D"), dated August 19, 1994, as amended and supplemented by Amendment No. 1 to
Schedule 13D dated November 3, 1994, Amendment No. 2 to Schedule 13D, dated December 4, 1994 and Amendment No. 3 to Schedule 13D, dated December 16, 1997, relating to the common stock par value $.10 per share (the "Common Stock" or the "Shares"), issued by Nantucket Industries, Inc., a Delaware corporation (the "Company"), and is being filed pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the "Act").

               Unless otherwise indicated, each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Schedule 13D. The information set forth in the Exhibits attached hereto is hereby expressly incorporated herein by reference and the response to each item of this statement is qualified in its entirety by the provisions of such Exhibits.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

               Item 5 is hereby amended and supplemented as follows:

               (a) By virtue of being a principal stockholder of Guess, for the purposes of Section 13(d) of the Act, the Maurice Marciano Trust may be deemed to indirectly beneficially own the 422,835 Shares owned by Guess, or approximately 13.1% of the Shares outstanding for a total beneficial ownership of 422,835 Shares or approximately 13.1% of the Shares outstanding. Maurice Marciano is the sole trustee of the Maurice Marciano Trust, and consequently may be deemed the indirect beneficial owner of the 422,835 Shares owned by, or attributed to, such trust, or approximately 13.1% of the Shares outstanding.

               The Reporting Persons, in the aggregate, beneficially own 544,834 Shares, or approximately 16.8% of the Shares outstanding. Each of the Reporting Persons disclaims beneficial ownership with respect to any portion of such 544,834 Shares not described above as being beneficially owned by it. The percentage of Shares outstanding reported as beneficially owned by each Reporting Person herein on the date hereof is based upon the 3,238,796 Shares outstanding as reported in the Company's Quarterly Report on Form 10-Q for the period ended August 30, 1997.

               (b) The Maurice Marciano Trust and Maurice Marciano, as sole trustee of such trust, do not have sole voting and dispositive power over any of the Shares owned by them, whether directly or indirectly beneficially owned. By virtue of being a principal stockholder of Guess, for the purposes of Section 13(d) of the Act, the Maurice Marciano Trust may be deemed to share voting and dispositive power with respect to the 422,835 Shares owned by Guess, or approximately 13.1% of the Shares outstanding. Maurice Marciano is the sole trustee of the Maurice Marciano Trust, and consequently may be deemed to share voting and dispositive power with respect to the 422,835 Shares attributed to such trust, or approximately 13.1% of the Shares outstanding.

               (c) On December 19, 1997, the Maurice Marciano Trust sold, in open market transactions, 65,300 Shares at an average price of $0.31 per Share (exclusive of commissions). On December 19, 1997, the Maurice Marciano Trust sold, in open market transactions, 9,366 Shares at an average price of $0.38 per Share (exclusive of commissions). Except as set forth in the preceding sentences, no transactions in Shares were effected by the Reporting Persons or, to the best knowledge of the Reporting Persons, any of the executive officers, directors or controlling persons of the Reporting Persons since the filing of Amendment No. 3 to the Schedule 13D.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

               Item 7 is hereby amended and supplemented as follows:

               Exhibit 6     Joint Filing Agreement


                                     SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that this statement is true, complete and correct.

Dated:  December 23, 1997
                                    GUESS ?, INC.


                                    By: /s/ GLENN WEINMAN
                                        ___________________________
                                        Name:  Glenn Weinman
                                        Title: Corporate Secretary


                                     SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that this statement is true, complete and correct.
Dated:  December 23, 1997

                                    MAURICE MARCIANO TRUST


                                    By:  /s/ MAURICE MARCIANO
                                        ________________________________
                                        Maurice Marciano, as Trustee of the
                                        Maurice Marciano Trust (1995
                                        Restatement)


                                   /s/ MAURICE MARCIANO
                                   ___________________________________
                                   MAURICE MARCIANO



                                     SIGNATURE
               After reasonable inquiry and to the best of my knowledge and belief, I certify that this statement is true, complete and correct.
Dated:  December 23, 1997

                                    PAUL MARCIANO TRUST


                                    By: /s/ PAUL MARCIANO
                                        ________________________________
                                        Paul Marciano, as Trustee of the Paul
                                        Marciano Trust Under Trust Dated
                                        2/20/86


                                   /s/ PAUL MARCIANO
                                   ______________________________
                                   PAUL MARCIANO



                                     SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that this statement is true, complete and correct.

Dated:  December 23, 1997

                                    ARMAND MARCIANO TRUST


                                    By: /s/ ARMAND MARCIANO
                                        ________________________________
                                        Armand Marciano, as Trustee of the
                                        Armand Marciano Trust Under Trust
                                        Dated 2/20/86


                                    /s/ ARMAND MARCIANO
                                    _________________________________
                                    ARMAND MARCIANO

                                   EXHIBIT INDEX

                                                                   Page No.

Exhibit 6   Joint Filing Agreement among the Reporting Persons       16
            pursuant to Rule 13d-1(f)(1)(iii)